As filed with the Securities and Exchange Commission on February 28, 2007

Registration No. 333-___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

STRYKER CORPORATION

(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation or organization)	38-1239739 (I.R.S. Employer Identification No.)

2825 Airview Boulevard, Kalamazoo, Michigan (Address of Principal Executive Offices)	49002 (Zip Code)

2006 LONG-TERM INCENTIVE PLAN

(Full title of the Plan)

THOMAS R. WINKEL

Vice President, Administration and Secretary

Stryker Corporation

2825 Airview Boulevard, Kalamazoo, Michigan  49002

(Name and address of agent for service)

(269) 385-2600

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock, par value $.10 per share	20,000,000 shares	$62.925	$1,258,500,000	$38,656

(1)   Estimated solely for the purpose of calculating the registration fee based upon the average high and low price of the Common Stock on February 26, 2007 as reported on the New York Stock Exchange-Composite Transactions.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                        Incorporation of Documents by Reference

            The following documents, descriptions, amendments and reports filed with the Securities and Exchange Commission (the "Commission") by Stryker Corporation ("Stryker" or the "Company") are incorporated by reference into this Registration Statement:

(a)    Stryker's Annual Report on Form 10-K for the year ended December 31, 2006;

(b)    All other reports filed by Stryker pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2006; and

(c)    The description of the Stryker Common Stock contained in the Registration Statement on Form 8-A filed with the Commission under the Exchange Act on July 1, 1997 and in any amendment or report filed by Stryker for the purpose of updating such description.

            All documents subsequently filed by Stryker pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered pursuant hereto have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities

            Not Applicable.

Item 5.    Interests of Named Experts and Counsel

            Not Applicable.

Item 6.    Indemnification of Directors and Officers

            The following is a brief summary of certain indemnification provisions of the Michigan Business Corporation Act (the "MBCA") and the Company's Restated Articles of Incorporation (the "Restated Articles") and By-Laws.  The summary is qualified in its entirety by reference to the provisions of MBCA, the Restated Articles and the By-Laws.

            The MBCA permits a Michigan corporation to include in its articles of incorporation a provision that a director is not personally liable to the corporation or its shareholders for monetary damages for a breach of the director's fiduciary duty of care under certain circumstances.  The Company's Restated Articles provide that the personal liability of the Company's directors to the Company and its shareholders shall be limited and eliminated to the full extent authorized or permitted under the MBCA as from time to time in effect, thus automatically incorporating any future revisions of the MBCA with respect to director liability without the necessity of any further action by the Company's shareholders.

            In general, the MBCA allows a corporation to indemnify its directors and officers if the director or officer acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company or its shareholders and with respect to any criminal action or proceeding, had a reason to believe his or her conduct was unlawful.  The Company's By-Laws provide for the Company to indemnify, to the full extent authorized by law, any person who is made, or threatened to be made, a party in any civil, criminal, administrative or investigate proceeding by reason of the fact that such person is or was a director or officer of the Company or served another corporation at the request of the Company.  Such indemnification could include liabilities arising under the Securities Act.

            The Company has a directors and officers liability insurance policy designed to reimburse the Company, subject to certain exclusions, for payments made pursuant to the indemnification provisions set forth above.

Item 7.    Exemption from Registration Claimed

            Not Applicable.

Item 8.    Exhibits

4.         Instruments defining the rights of security holders, including indentures.

(i)    2006 Long-Term Incentive Plan - incorporate by reference to Exhibit 10.1 to the Company's Form 8-K dated February 9, 2006 (Commission File No. 000-09165).

(ii)    Composite copy of Restated Articles of Incorporation as amended through April 19, 2000 - incorporated by reference to Exhibit 3(i) to the Company's Form 10-K for the year ended December 31, 2000 (Commission File No. 000-09165).

(iii)    By-Laws - incorporated by reference to Exhibit 3(ii) to the Company's Form 10-Q for the quarter ended June 30, 1988 (Commission File No. 000-09165).

5.         Opinion re legality.

Opinion of Miller, Canfield, Paddock & Stone, P.L.C., including consent.

23.       Consent of experts and counsel.

(i)    Consent of Independent Registered Public Accounting Firm.

(ii)    The consent of Miller, Canfield, Paddock & Stone, P.L.C. is contained in the opinion filed as Exhibit 5 of this Registration Statement.

24.       Power of attorney.

Included on the signature page hereof.

Item 9.    Undertakings

            Stryker hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by Stryker pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            Stryker hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Stryker's Annual Report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Stryker, Stryker has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by Stryker of expenses incurred or paid by a director, officer or controlling person of Stryker in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Stryker will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy a expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the registrant, Stryker Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kalamazoo, State of Michigan, on February 28, 2007.

STRYKER CORPORATION

By:       /s/ THOMAS R. WINKEL

            Thomas R. Winkel

            Vice President, Administration and Secretary

POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Thomas R. Winkel and Dean H. Bergy, and each of them, with full power of substitution and resubstitution, as attorneys or attorney to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file with the Securities and Exchange Commission the same, with all exhibits thereto, and any and all applications or other documents to be filed with the Securities and Exchange Commission pertaining thereto, with full power and authority to do and perform any and all acts and things whatsoever required and necessary to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, hereby ratifying and confirming all that said attorneys, and any of them and any such substitute, may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 28, 2007.

Signature	Title

/s/ STEPHEN P. MACMILLAN	President, Chief Executive Officer and Director
Stephen P. MacMillan	(Principal Executive Officer)

/s/ DEAN H. BERGY	Vice President and Chief Financial Officer
Dean H. Bergy	(Principal Financial and Accounting Officer)

/s/ JOHN W. BROWN	Director
John W. Brown

/s/ HOWARD E. COX, JR.	Director
Howard E. Cox

/s/ DONALD M. ENGELMAN	Director
Donald M. Engelman

/s/ LOUISE L. FRANCESCONI	Director
Louise L. Francesconi

/s/ JEROME H. GROSSMAN	Director
Jerome H. Grossman

/s/ WILLIAM U. PARFET	Director
William U. Parfet

/s/ RONDA E. STRYKER	Director
Ronda E. Stryker

EXHIBIT INDEX

Exhibit

Number

4.         Instruments defining the rights of security holders, including indentures.

(i)    2006 Long-Term Incentive Plan - Incorporated by reference to Exhibit 10.1 to the Company's Form 8-K dated February 9, 2006 (Commission File No. 000-09165).

(ii)    Composite copy of Restated Articles of Incorporation as amended through April 19, 2000 - incorporated by reference to Exhibit 3(i) to the Company's Form 10-K for the year ended December 31, 2000 (Commission File No. 000-09165).

(iii)    By-Laws - incorporated by reference to Exhibit 3(ii) to the Company's Form 10-Q for the quarter ended June 30, 1988 (Commission File No. 000-09165).

5.         Opinion re legality.

            Opinion of Miller, Canfield, Paddock & Stone, P.L.C., including consent.

23.       Consent of experts and counsel.

(i)    Consent of Independent Registered Public Accounting Firm.

(ii)    The consent of Miller, Canfield, Paddock & Stone, P.L.C. is contained in the opinion filed as Exhibit 5 to this Registration Statement.

24.       Power of attorney.

            Include in Part II of this Registration Statement.